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                                                                    EXHIBIT 23.7

                                      June 23, 1999

Board of Directors
Gulfstream Aerospace Corporation
500 Gulfstream Road
Savannah, GA 31408

Members of the Board:

     We hereby consent to the use of our opinion letter dated May 16, 1999 to the Board of Directors of Gulfstream Aerospace Corporation ("Gulfstream") included as Exhibit E to the Joint Proxy Statement/Prospectus of Gulfstream and General Dynamics Corporation ("General Dynamics") which forms a part of the Registration Statement on Form S-4 relating to the proposed merger transaction involving Gulfstream and General Dynamics and references thereto in such Joint Proxy Statement/Prospectus under the captions "Summary -- Opinions of Financial Advisors", "The Merger -- Background of the Merger", "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors" and "The
Merger -- Opinion of Financial Advisor to Gulfstream." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                           INCORPORATED


                                      By: /s/ James Ratigan

                                         ---------------------------------------

                                          James Ratigan


                                          Vice President